Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

READY CAPITAL CORPORATION,

RCC MERGER SUB, LLC

and

BROADMARK REALTY CAPITAL INC.

Dated as of February 26, 2023

TABLE OF CONTENTS

Article I CERTAIN DEFINITIONS		2

1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere	2

Article II THE MERGER		6

2.1	The Merger	6
2.2	Closing	6
2.3	Effect of the Merger	6
2.4	Organizational Documents	7
2.5	Managers and Officers of the Surviving Company	7
2.6	Directors of Parent	7
2.7	Tax Consequences	8

Article III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE		8

3.1	Effect of the Merger on Capital Stock	8
3.2	Payment for Securities; Exchange	9
3.3	Treatment of Company Equity Awards	13
3.4	Treatment of Company Warrants	14

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		15

4.1	Organization, Standing and Power	15
4.2	Capital Structure	16
4.3	Authority; No Violations; Approvals	17
4.4	Consents	18
4.5	SEC Documents; Financial Statements; Internal Controls and Procedures	18
4.6	Absence of Certain Changes or Events	19
4.7	No Undisclosed Material Liabilities	20
4.8	Information Supplied	20
4.9	Company Permits; Compliance with Applicable Law	20
4.10	Compensation; Benefits	21
4.11	Labor and Employment Matters	23
4.12	Taxes	24
4.13	Litigation	27
4.14	Intellectual Property	27
4.15	Loan Portfolio	27
4.16	Real Property	29
4.17	Material Contracts	29
4.18	Insurance	31
4.19	Opinion of Financial Advisor	31
4.20	Brokers	31
4.21	State Takeover Laws	31

i

4.22	Investment Company Act	32
4.23	No Additional Representations	32

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		32

5.1	Organization, Standing and Power	33
5.2	Capital Structure	33
5.3	Authority; No Violations; Approvals	35
5.4	Consents	36
5.5	SEC Documents; Financial Statements; Internal Controls and Procedures	36
5.6	Absence of Certain Changes or Events	37
5.7	No Undisclosed Material Liabilities	37
5.8	Information Supplied	38
5.9	Parent Permits; Compliance with Applicable Laws	38
5.10	Compensation; Benefits	38
5.11	Taxes	39
5.12	Litigation	41
5.13	Labor and Employment	42
5.14	Intellectual Property	43
5.15	Material Contracts	43
5.16	Insurance	45
5.17	Opinion of Financial Advisor	45
5.18	Brokers	45
5.19	State Takeover Laws	45
5.20	Investment Company Act	45
5.21	Ownership of Company Capital Stock	46
5.22	Business Conduct	46
5.23	No Additional Representations	46

Article VI COVENANTS AND AGREEMENTS		47

6.1	Conduct of Company Business Pending the Merger	47
6.2	Conduct of Parent Business Pending the Merger	52
6.3	No Solicitation by the Company	56
6.4	No Solicitation by Parent	59
6.5	Preparation of Joint Proxy Statement and Registration Statement	61
6.6	Stockholders Meetings	63
6.7	Access to Information	64
6.8	Reasonable Best Efforts	65
6.9	Indemnification; Directors’ and Officers’ Insurance	66
6.10	Transaction Litigation	67
6.11	Public Announcements	68
6.12	Control of Business	68
6.13	Transfer Taxes	68
6.14	Notification	69
6.15	Section 16 Matters	69

ii

6.16	Listing Application	69
6.17	Tax Matters	69
6.18	Additional Dividends	70
6.19	Takeover Laws	70
6.20	Delisting	71
6.21	Obligations of Merger Sub	71
6.22	Employee Matters	71

Article VII CONDITIONS PRECEDENT		72

7.1	Conditions to Each Party’s Obligation to Consummate the Merger	72
7.2	Additional Conditions to Obligations of Parent and Merger Sub	73
7.3	Additional Conditions to Obligations of the Company	74
7.4	Frustration of Closing Conditions	75

Article VIII TERMINATION		75

8.1	Termination	75
8.2	Notice of Termination; Effect of Termination	77
8.3	Expenses and Other Payments	77

Article IX GENERAL PROVISIONS		83

9.1	Disclosure Letter Definitions	83
9.2	Survival	83
9.3	Notices	83
9.4	Rules of Construction	84
9.5	Counterparts	85
9.6	Entire Agreement; Third Party Beneficiaries	85
9.7	Governing Law; Venue; Waiver of Jury Trial	86
9.8	Severability	87
9.9	Assignment	87
9.10	Affiliate Liability	87
9.11	Remedies; Specific Performance	88
9.12	Amendment	88
9.13	Extension; Waiver	89

Annex A	Certain Definitions
Exhibit A	Voting Agreement
Exhibit B	Company Tax Representation Letter
Exhibit C	Parent Tax Representation Letter
Exhibit D	Form of Parent and Merger Sub Reorganization Opinion
Exhibit E	Form of Company Reorganization Opinion

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2023 (this “Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Parent”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and Broadmark Realty Capital Inc., a Maryland corporation (the “Company”).

WHEREAS, each of the Company and Parent is a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby (collectively, the “Transactions”), including the merger of the Company with and into Merger Sub (the “Merger”), are advisable and in the best interests of the Company , (ii) authorized and approved this Agreement and declared the Merger advisable, (iii) directed that the Merger be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting, and (iv) resolved to recommend that the Company Stockholders approve the Merger (such recommendation made in this clause (iv), the “Company Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Parent Stock Issuance”), are advisable and in the best interests of Parent , (ii) authorized and approved this Agreement and the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting, and (iv) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation made in this clause (iv), the “Parent Board Recommendation”);

WHEREAS, in its capacity as the sole member of Merger Sub, Parent has, by written consent, (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Merger Sub, (ii) authorized and approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (iii) approved this Agreement and the Transactions, including the Merger, and has taken all actions required to be taken by the sole member of Merger Sub for the adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Waterfall Management, LLC is entering into a voting agreement with the Company, substantially in the form of Exhibit A;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and also prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Article I

CERTAIN DEFINITIONS

1.1            Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this agreement.

1.2            Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Affiliate	A-1
Agreement	Preamble
Articles of Merger	2.2(a)
beneficial ownership	A-1
beneficially owning	A-1
Book-Entry Shares	3.2(b)(i)
Business Day	A-1
Cancelled Shares	3.1(b)(iii)
Certificate of Merger	2.2(a)
Certificates	3.2(b)(i)
Chosen Courts	9.7(b)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.18(a)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Capital Stock	A-2
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)

Company Competing Proposal	A-1
Company Contracts	4.17(b)
Company Director Designee	2.6
Company Disclosure Letter	Article IV
Company Equity Awards	3.3(b)
Company Equity Plan	A-1
Company Expenses	A-1
Company Intellectual Property	A-1
Company Loan Documentation	4.15(a)
Company Loan Files	4.15(a)
Company Loans	4.15(a)
Company Material Adverse Effect	4.1(a)
Company Owned Properties	4.16
Company Performance RSU	3.3(a)
Company Permits	4.9
Company Preferred Stock	A-1
Company Real Property	4.16
Company RSU Award	3.3(b)
Company SEC Documents	4.5(a)
Company Stockholder Approval	A-2
Company Stockholders Meeting	4.4
Company Superior Proposal	A-2
Company Tax Representation Letter	6.17(a)
Company Termination Fee	A-2
Company Warrant Agreement	A-2
Company Warrants	A-2
Confidentiality Agreement	6.7(b)
Consent	A-2
Continuing Employee	6.22(a)
control	A-2
Convertible Notes	5.2(a)
COVID-19	A-2
COVID-19 Measures	A-2
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(d)
Delaware Secretary of State	2.2(a)
DLLCA	2.1
Effective Time	2.2(a)
Employee Benefit Plan	A-3
Employment Matters	4.11(a)
End Date	8.1(b)(ii)
ERISA	A-3
ERISA Affiliate	A-3
Exchange Act	A-3
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)

Exchange Ratio	A-3
GAAP	4.5(b)
Governmental Entity	A-3
group	A-3
Indebtedness	A-3
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Intellectual Property	A-4
Intended Tax Treatment	2.7
Investment Company Act	A-4
IRS	A-4
Joint Proxy Statement	4.4
knowledge	A-4
Law	A-4
Letter of Transmittal	3.2(b)(i)
Lien	A-4
Maryland Department	2.2(a)
Material Adverse Effect	A-4
Material Company Insurance Policies	4.18
Material Parent Insurance Policies	5.16
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Filings	2.2(a)
Merger Sub	Preamble
MGCL	2.1
Minimum Distribution Dividend	A-6
NYSE	A-6
Organizational Documents	A-6
other party	A-6
Parent	Preamble
Parent Additional Dividend Amount	6.18(b)
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Capital Stock	A-6
Parent Change of Recommendation	6.4(b)
Parent Common Stock	A-6
Parent Competing Proposal	A-6
Parent Contract	5.15(a)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Expenses	A-6
Parent Intellectual Property	A-7
Parent Material Adverse Effect	5.1
Parent Permits	5.9
Parent Plan	5.10(a)

Parent Preferred Stock	A-7
Parent SEC Documents	5.5(a)
Parent Series C Preferred Stock	A-9
Parent Stock Issuance	Recitals
Parent Stockholder Approval	A-7
Parent Stockholder Meeting	A-7
Parent Superior Proposal	A-7
Parent Tax Representation Letter	6.17(b)
Parent Termination Fee	A-7
parties	A-7
party	A-9
Permitted Lien	A-7
Person	A-8
Prior Company Bidders	6.3(a)
Proceeding A-8
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(k)(i)
Registration Statement	4.8
REIT	Recitals
Representatives	A-8
SEC	A-8
Securities Act	A-8
Sexual Misconduct Allegation	4.11(e)
Subsidiary	A-8
Surviving Company	2.1
Takeover Law	A-8
Tax	A-8
Tax Returns	A-9
Taxable REIT Subsidiary	4.1(b)
Taxes	A-8
Taxing Authority	A-9
Terminable Breach	8.1(b)(iii)
Transaction Agreements	A-9
Transaction Litigation	6.10
Transactions	Recitals
Transfer Taxes	A-9
Treasury Regulations	A-9
Voting Debt	A-9
WARN Act	4.11(f)
Willful and Material Breach	A-9

Article II

THE MERGER

2.1            The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and the Maryland General Corporation Law (the “MGCL”). As a result of the Merger, the separate existence of the Company shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving limited liability company of the Merger (in such capacity, Merger Sub is sometimes referred to herein as the “Surviving Company”).

2.2            Closing.

(a)            The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)            On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger”, and, together with the Certificate of Merger, the “Merger Filings”) in connection with the Merger, each in such form as is required by, and executed in accordance with, the DLLCA and the MGCL, respectively, and the parties shall make all other filings or recordings required under the DLLCA and the MGCL in connection with the Merger. The Merger shall become effective at the later of the time of filing of the Certificate of Merger with the Delaware Secretary of State or the time of filing of the Articles of Merger with the Maryland Department, or at such later time as may be designated jointly by Parent and the Company and specified in the Merger Filings (such date and time the Merger becomes effective, the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof, and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.4            Organizational Documents. At the Effective Time, and as part of the Merger, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall continue in full force and effect as the certificate of formation of the Surviving Company, until thereafter amended, in accordance with its terms and applicable Law. In addition, at the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall remain in full force and effect as the limited liability company agreement of the Surviving Company, until thereafter amended in accordance with its terms and applicable Law.

2.5            Managers and Officers of the Surviving Company. From and after the Effective Time, the manager or managers and officers of Merger Sub immediately prior to the Effective Time shall be the manager or managers and officers of the Surviving Company, and such manager or managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

2.6            Directors of Parent. No later than ten (10) Business Days prior to the Closing Date and after consultation with Parent and considering in good faith any input Parent may have with respect to which individuals to designate, the Company shall designate three (3) individuals to serve as directors of Parent (each, a “Company Director Designee”). Each Company Director Designee must (a) at the time of such designation, be a director of the Company, (b) have provided a fully completed directors’ questionnaire to Parent prior to such appointment (the form of which was delivered by Parent to the Company prior to the date hereof), (c) satisfy the director qualification standards set forth in the Corporate Governance Guidelines of Parent as in effect on the date hereof, (d) meet the qualifications of an “independent director” of Parent under the rules of the NYSE, and (e) provide to Parent the information required by Article II, Section 11 of Parent’s Amended and Restated Bylaws regarding such Company Director Designee. In the event that any proposed Company Director Designee does not satisfy any of the foregoing requirements or any Company Director Designee is unable or unwilling to serve on the Parent Board prior to the Effective Time, then a substitute shall be designated by the Company no later than the fifth (5th) Business Day prior to the Closing Date, which substitute member, if such substitute member satisfies the foregoing requirements, shall be deemed to be a Company Director Designee for purposes of this Agreement. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, (i) the size of the Parent Board is increased by three (3) members (for a total of not more than twelve (12) members), and (ii) each of the Company Director Designees shall be elected or appointed, as applicable, to the Parent Board to fill the vacancies on the Parent Board created by such increase to serve (A) in the event the Closing occurs prior to the 2023 annual meeting of the stockholders of Parent (the “Parent Stockholders”), until the 2023 annual meeting of Parent Stockholders, at which time such Company Director Designees shall be nominated at the 2023 annual meeting of Parent Stockholders to serve until the 2024 annual meeting of Parent Stockholders, and (B) in the event the Closing occurs following the 2023 annual meeting of Parent Stockholders, until the 2024 annual meeting of Parent Stockholders, in each case until their successors are elected and qualified. The provisions of this Section 2.6 are intended to be for the benefit of, and shall be enforceable by, each Company Director Designee. The obligations of Parent and the Surviving Company under this Section 2.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Director Designee unless (x) such termination or modification is required by applicable Law or (y) such Company Director Designee has consented in writing to such termination or modification (it being expressly agreed that each Company Director Designee shall be a third-party beneficiary of this Section 2.6).

2.7            Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (a) and (b), collectively, the “Intended Tax Treatment”). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take a position inconsistent with such treatment.

Article III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE

3.1            Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a)            Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.

(b)            Capital Stock of the Company.

(i)            Subject to the other provisions of this Article III, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares, as defined below), shall be converted into the right to receive from Parent that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(ii)            All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.2(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.2(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.4.

(iii)            All shares of Company Common Stock held by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).

(c)            Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.2            Payment for Securities; Exchange.

(a)            Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.2(h) and any dividends or other distributions pursuant to Section 3.2(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.2(g) and to make any cash payments in lieu of fractional shares pursuant to Section 3.2(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by this Section 3.2(a) and Sections 3.2(g) and 3.2(h), the Exchange Fund shall not be used for any other purpose. Any shares of Parent Common Stock deposited with the Exchange Agent (including any cash deposited to pay for fractional shares in accordance with Section 3.2(h) and any dividends or other distributions in accordance with Section 3.2(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)            Exchange Procedures.

(i)            As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration at the Effective Time, (x) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing and (y) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1.

(ii)            Upon surrender to the Exchange Agent of Certificates or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the shares of Parent Common Stock comprising the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock shall be in uncertificated book-entry form) and (B) a check in the amount equal to cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.2(h) and dividends and other distributions pursuant to Section 3.2(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(g).

(c)            Termination of Rights. All Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.2(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Company shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Cancelled Shares), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.2(g), without any interest thereon.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former Company Stockholders on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and any former Company Stockholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.2(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.

(e)            No Liability. None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(h) and any dividends or other distributions with respect to Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.2(g).

(g)            Distributions with Respect to Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificates or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificates or Book-Entry Shares in accordance with this Section 3.2. Following surrender of any such Certificates or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h)            No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the daily volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i)            Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (A) the consideration to be paid by Parent or the Exchange Agent hereunder and (B) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law; provided, however, except with respect to payments in the nature of compensation to be made to employees or former employees on behalf of the Company, the applicable payor shall use commercially reasonable efforts to provide the Company with a written notice of the intention to withhold at least ten (10) Business Days prior to any such withholding, along with reasonable details regarding the provisions of Law that require such deduction or withholding and use reasonable best efforts to minimize any such withholdings or deductions (including by accepting any properly completed and duly executed documentation that is provided to the payor). Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j)            Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

3.3            Treatment of Company Equity Awards.

(a)            Each award of performance restricted stock units, whether vested or unvested, payable in whole or in part in shares of Company Common Stock, or the value of which is determined with reference to shares of Company Common Stock, that was granted pursuant to the Company Equity Plan, and is outstanding immediately prior to the Effective Time (each a “Company Performance RSU Award”), shall be cancelled as of immediately prior to the Effective Time, with the holder thereof becoming entitled to receive a number of shares of Parent Common Stock, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Performance RSU Award based on the achievement of the applicable performance metric measured as of immediately prior to the Effective Time and (ii) the Exchange Ratio.

(b)            At the Effective Time, each award of restricted stock units that is not a Company Performance RSU Award, whether vested or unvested, payable in whole or in part in shares of Company Common Stock, or the value of which is determined with reference to shares of Company Common Stock, that was granted pursuant to the Company Equity Plan, and is outstanding immediately prior to the Effective Time (each a “Company RSU Award” and, together with the Company Performance RSU Awards, the “Company Equity Awards”), shall be assumed by Parent and converted into an award of restricted stock units (each, a “Parent RSU Award”) with respect to a number of shares of Parent Common Stock, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio (rounded to the nearest whole share), on the same terms and conditions as were applicable to such Company RSU Award as of immediately prior to the Effective Time.

(c)            For purposes of this Section 3.3, the Company Equity Awards may be net settled in respect of applicable withholding Taxes, if any.

(d)            Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, payment of the Merger Consideration will be made at the earliest time permitted under the Company Equity Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(e)            The Company shall terminate the Company Equity Plan prior to or as of the Effective Time.

(f)            At or prior to the Effective Time, the Company and the Company Board (or a committee thereof), Parent and the Parent Board (or a committee thereof), as applicable, shall adopt resolutions providing, and take any other actions reasonably required, that the Equity Awards will be treated as set forth in this Section 3.3, in each case, subject to and in accordance with the terms of the Company Equity Plan, the Parent Equity Plan and applicable Law, including Section 409A of the Code. The Company shall use reasonable best efforts to ensure that, from and after the Effective Time, neither Parent nor the Surviving Company shall be required to deliver shares of Parent Common Stock or other capital stock of Parent to any Person pursuant to or in settlement of Company Equity Awards other than as provided in this Section 3.3.

3.4            Treatment of Company Warrants.

(a)            Each holder of a Company Warrant may exercise such warrant at any time prior to the Effective Time in exchange for Company Common Stock, in accordance with, and subject to, the terms and conditions of the Company Warrant Agreement.

(b)            Following the Effective Time, each Company Warrant that is outstanding as of the Effective Time shall remain outstanding and entitle each holder thereof to receive, upon the exercise of such Company Warrant, the kind and amount of Merger Consideration that such holder would have been entitled to receive had such holder exercised such Company Warrant immediately prior to the Effective Time. Without limiting the foregoing, from and after the Effective Time, (i) references to the Company in the Company Warrant Agreement shall mean and refer to Parent, (ii) each Company Warrant may be exercised solely for Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the product of the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share purchase price under each Company Warrant shall be adjusted by dividing the per share purchase price under such Company Warrant as of immediately prior to the Effective Time by the Exchange Ratio and rounding down to the nearest cent. Except as expressly provided in this Section 3.4, each Company Warrant shall continue to have, and be subject to, substantially the same terms and conditions set forth in the Company Warrant Agreement immediately prior to the Effective Time. The parties agree to take all such action as may be necessary to implement the provisions of this Section 3.4.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature and provided that the Company SEC Documents do not qualify the representations and warranties in Section 4.2), the Company represents and warrants to Parent and Merger Sub as follows:

4.1            Organization, Standing and Power.

(a)            Each of the Company and its Subsidiaries is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.

(b)            Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a REIT, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock or other equity interests, and (iv) the amount of its outstanding capital stock or other equity interests.

4.2            Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of Company Preferred Stock. At the close of business on February 22, 2023: (A) 131,749,957 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 15,604,192 shares of Company Common Stock were reserved for issuance upon exercise of Company Warrants; (D) 912,678 shares of Company Common Stock were subject to outstanding Company RSU Awards granted under the Company Equity Plan; and (E) 195,965 shares of Company Common Stock were subject to outstanding Company Performance RSU Awards granted under the Company Equity Plan. Set forth in Section 4.2(a) of the Company Disclosure Letter is a listing of, (x) with respect to each Company RSU Award outstanding, the number of shares of Company Common Stock issuable upon vesting of such Company RSU Award, the vesting date or dates thereof, the name of the holder thereof, and the grant and termination dates thereof, (y) with respect to each Company Performance RSU Award outstanding, the number of shares of Company Common Stock issuable upon vesting of such Company RSU Award, the performance thresholds for vesting thereof and other vesting terms, the name of the holder thereof, and the grant and termination dates thereof, and (z) with respect to each Company Warrant outstanding, the number of shares of Company Common Stock for which such Company Warrant may be exercised, the exercise price thereof, and the issuance and termination dates thereof.

(b)            All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of the Company, free and clear of all Liens, other than Permitted Liens. As of the close of business on February 22, 2023, except as set forth in this Section 4.2, there are no outstanding: (i) shares of Company Capital Stock, (ii) Voting Debt, (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.

(c)            The Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.

(d)            All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable). As of the date of this Agreement, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock and there are no declared and unpaid material dividends with respect to any securities of any Subsidiary of the Company.

4.3            Authority; No Violations; Approvals.

(a)            The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject, with respect to consummation of the Merger, to clauses (i) through (iii) below. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) receipt of the Company Stockholder Approval, (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department, and (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has unanimously (A) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company, (B) authorized and approved this Agreement and declared that the Merger advisable, (C) directed that the Merger be submitted to the holders of Company Common Stock for consideration at the Company Stockholders Meeting, and (D) resolved to make the Company Board Recommendation. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded or withdrawn or modified in any way. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock that is necessary to approve the Merger.

(b)            The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, with or without notice or lapse of time, or both, (i) assuming that the Company Stockholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date.

4.4            Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement”) relating to the meeting of the stockholders of the Company (the “Company Stockholders”) to consider the approval of the Merger (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and the Parent Stockholders Meeting, and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (c) the filing of Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the DLLCA; (d) such filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date.

4.5            SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)            Since December 31, 2020, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). The Company has not, since December 31, 2021, changed its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.

(c)            Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d)            The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022 to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.

4.6            Absence of Certain Changes or Events.

(a)            From January 1, 2022, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b)            From January 1, 2022, through the date of this Agreement, except for events giving rise to, and the actions taken in connection with, this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects and have not taken any of the actions set forth in Section 6.1(b)(i) or 6.1(b)(xvii).

4.7            No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any type, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2021 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2021; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(x); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8            Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.

4.9            Company Permits; Compliance with Applicable Law. The Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date. Neither the Company nor any Subsidiary of the Company is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company received any claim or notice indicating that the Company or any Subsidiary of the Company is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since December 31, 2021, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 4.9, the provisions of this Section 4.9 shall not apply to matters addressed in Sections 4.10, 4.11 and 4.12.

4.10            Compensation; Benefits.

(a)            Section 4.10(a) of the Company Disclosure Letter sets forth a list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability or that provide any benefits to any individual providing services to the Company or any of its Subsidiaries. True, correct and complete copies of each of the following have been furnished or made available to Parent or its Representatives with respect to each material Company Plan: (i) all governing plan documents (including amendments), (ii) all trust agreements or other funding arrangements (including insurance contracts), (iii) the most recent IRS determination or opinion letter, (iv) the most recent summary plan descriptions, (v) annual reports or returns, audited or unaudited financial statements, and actuarial valuations for the most recent three (3) years, and (vi) non-discrimination testing data and reports for the two most recently completed plan years.

(b)            Each Company Plan has been established, funded and administered in material compliance with its terms and all applicable Laws. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans. All Company Plans that are intended to be subject to Code Section 401(a) have received a favorable determination letter from the Internal Revenue Service or are maintained pursuant to a pre-approved plan where the Company is entitled to rely on a favorable opinion letter from the Internal Revenue Service. Except as could not, either individually or in the aggregate, reasonably be expected to result in material liability to the Company or any of its Subsidiaries, all contributions to, and payments from, each Company Plan have been timely made.

(c)            Neither the Company nor any of its ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither the Company nor any of its ERISA Affiliates has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No Company Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). The Company has no liability under Title IV of ERISA or Code Section 412 either directly or through its ERISA Affiliates. Neither the Company nor any of its ERISA Affiliates has maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors or other applicable Law. The Company has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608.

(d)            Except as otherwise provided for in this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the Transactions (individually or in conjunction with any other event) will (i) entitle any current or former service provider to the Company or any of its Subsidiaries to retention or other bonuses, parachute payments, non-competition payments, or any other compensatory payment, (ii) entitle any current or former service provider to the Company or any of its Subsidiaries to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) result in any breach or violation of, or default under, any of the Company Plans, (iv) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount of compensation due to any individual service provider to the Company or any of its Subsidiaries, or (v) give rise to any payment or benefit that would not be deductible in whole or in part by reason of Section 280G of the Code.

(e)            Each Company Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code, and no payment or award that has been made to any participant under a Company Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its Subsidiaries (i) has any obligation to reimburse or indemnify any participant in a Company Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (ii) has been required to report to any Governmental Entity any correction or Taxes due as a result of a failure to comply with Section 409A of the Code.

(f)            No Company Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither the Company nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

4.11            Labor and Employment Matters.

(a)            Each of the Company and its Subsidiaries is, and during the past three (3) years has been, in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all such Laws relating to: discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action and other employment-related obligations on federal contractors and sub-contractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; and workers’ compensation (collectively, “Employment Matters”). The Company has made available to Parent all current material written personnel policies, rules and procedures applicable to employees that have been adopted by the Company or any of its Subsidiaries.

(b)            The Company has made available to Parent a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by the Company or any of its Subsidiaries, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. The Company has made available to Parent a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by the Company or any of its Subsidiaries as an independent contractor, together with such individual’s compensation arrangement and whether such individual has entered into a written agreement regarding his or her contractor engagement. Neither the Company nor any of its Subsidiaries is a party to any employment contract or independent contractor contract with any of its directors, officers, employees, or independent contractors with respect to such person’s employment or engagement with the Company or any of its Subsidiaries. The employment of each employee of the Company and its Subsidiaries and the engagement of each independent contractor is terminable at will by the Company or Subsidiary, as applicable, without any penalty, liability, severance obligation incurred by the Company or any of its Subsidiaries. Each employee of the Company or any of its Subsidiaries is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States.

(c)            Neither the Company nor any of its Subsidiaries is or has been during the past three (3) years (i) a party to, or bound by, any collective bargaining agreement or other contract with a labor union, works council or labor organization or (ii) subject to a material labor dispute, strike or work stoppage. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, threatened involving employees of the Company or any of its Subsidiaries.

(d)            There are no pending or, to the Company’s knowledge, threatened, and in the past three (3) years there have been no, material Proceedings by or before any Governmental Entity relating to any Employment Matters relating to or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.

(e)            In the last three (3) years, (i) to the Company’s knowledge, no allegations of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) have been made against any employee or independent contractor of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly to any Sexual Misconduct Allegation.

(f)            In the last four (4) years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)), or (ii) a “mass layoff” (as defined in the WARN Act), and neither the Company nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any applicable state, local and foreign Law related to plant closings, relocations, mass layoffs and employment losses.

(g)            Neither the Company nor any Subsidiary of the Company is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of the Company or any Subsidiary of the Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any contract with the Company or any Subsidiary of the Company.

(h)            To the knowledge of the Company, (i) no employee or independent contractor of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and its Subsidiaries of their respective employees, and the performance of the contracts with the Company and its Subsidiaries by their respective independent contractors, will not result in any such material violation. Neither the Company nor any of its Subsidiaries has received any written notice alleging that any such material violation has occurred within the past three (3) years.

4.12            Taxes.

(a)            The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)            The Company (i) for its taxable years commencing with its taxable year that ended on December 31, 2019, and through and including its taxable year that ended on December 31, 2022 has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or end on the Closing Date) through the Effective Time in such a manner as to qualify as a REIT for its taxable year that will end with the consummation of the Merger; and (iv) to its knowledge, is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.

(c)            Each of the Company’s Subsidiaries has been, since the later of its acquisition or formation, and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary or (iii) a Taxable REIT Subsidiary.

(d)            Neither the Company nor any of its Subsidiaries have a material amount of “net unrealized built-in gain” within the meaning of Section 1374(d)(1) of the Code.

(e)            (i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)            Since the Company’s formation, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.

(g)            The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(i)            No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity and neither the Company nor any of its Subsidiaries has requested, received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(j)            There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than (i) agreements the principal subject matter of which does not relate to Taxes and (ii) any such agreements or arrangements solely between or among the Company or its Subsidiaries.

(k)            Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, except, in each case, for any such group in which the members include only the Company or its Subsidiaries.

(l)            Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m)            Neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(n)            Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)            Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action not contemplated by this Agreement, that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

4.13            Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, (a) a Company Material Adverse Effect or (b) a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date, there is no (i) Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (ii) judgment, decree or injunction, or material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries; provided, however, that with respect to clause (b), this representation and warranty speaks only with respect to such Proceedings that are pending as of the date hereof and judgments, decrees or injunctions that are outstanding as of the date hereof.

4.14            Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or the Subsidiaries of the Company own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15            Loan Portfolio.

(a)            As of the date hereof, the Company and its Subsidiaries are the sole legal and beneficial owners of each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) reflected in the latest financial statements included in the Company SEC Documents filed prior to the date hereof as being owned by the Company or a Subsidiary of the Company or made or acquired after the date thereof (except such loans as may have been sold or otherwise disposed of since the date thereof) (collectively, “Company Loans”) and are the sole legal owners or beneficiaries of or under any related notes, deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, escrow documents, participation agreements (if applicable), and all other documents evidencing or securing the Company Loans (collectively, the “Company Loan Documentation”) and all related loan files, servicing files, credit reports, Tax Returns, appraisals, and all other documents relating to the Company Loans (collectively, with the Company Loan Documentation, the “Company Loan Files”), in each case, free and clear of any Liens, except for Permitted Liens. The Company has made available to Parent all Company Loan Files as of the date hereof, all of which are complete, accurate and current in all material respects. No Company Loans have been waived, impaired, amended, modified, superseded, extended, satisfied, canceled, rescinded, or subordinated in any material respect, other than in the ordinary course of business.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to Creditors’ Rights.

(c)            At the time of the origination of each Company Loan, the origination, due diligence and underwriting performed by or on behalf of the Company and its Subsidiaries in connection with each Company Loan complied in all material respects with the terms, conditions and requirements of the Company’s origination, due diligence, underwriting procedures, guidelines and standards. Each outstanding Company Loan is and has been administered and, where applicable, serviced, and the relevant Company Loan Files are being maintained, in all material respects in accordance with the relevant Company Loan Documentation, all applicable federal, state and local Laws, and industry-accepted practices.

(d)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, the Company Loan Documentation for each Company Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against any mortgaged property or other collateral of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to Creditors’ Rights. Neither the Company nor any of its Subsidiaries has (i) received any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Company Loan or Company Loan Documentation, or (ii) has knowledge of (A) any uncured material monetary default in excess of thirty (30) days or event of acceleration existing under any Company Loan, (B) any uncured material non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Company Loan, (C) any condition or event such that, with the passage of time and/or giving of notice and/or the expiration of any grace or cure period, would constitute a material monetary default, material non-monetary default, breach, violation or event of acceleration under any Company Loan, or (D) any material breach of any Company Loan by the Company or any of its Subsidiaries. As of the date of origination and to the Company’s knowledge as of the date hereof, neither any mortgaged property underlying any Company Loan, nor any portion thereof, is the subject of, and no borrower or guarantor under a Company Loan is a debtor in state or federal bankruptcy, insolvency or similar Proceeding. The allowance for current expected credit losses as reflected in the Company SEC Documents as of each quarter ended after December 31, 2021, was in the reasonable opinion of the Company’s management adequate to meet all reasonably anticipated credit losses (including losses on unfunded construction holdbacks).

4.16            Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (a) the Company or a Subsidiary of the Company has good and marketable title to the real property reflected in the latest financial statements included in the Company SEC Documents filed prior to the date hereof as being owned by the Company or a Subsidiary of the Company or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof) (the “Company Owned Properties”), free and clear of all Liens, except Permitted Liens, and (b) is the lessee of all leasehold estates reflected in the latest financial statements included in such the Company SEC Documents filed prior to the date hereof or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened material condemnation Proceedings against any of the Company Real Property.

4.17            Material Contracts.

(a)            Section 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (but not including any Company Plan):

(i)            other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by the Company or any of its Subsidiaries in the ordinary course of business and other than this Agreement, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;

(ii)            each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iii)            each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $20,000,000, other than agreements solely between or among the Company and its wholly owned Subsidiaries;

(iv)            each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

(v)            each contract pursuant to which the Company or any of its Subsidiaries leases any Company Real Property;

(vi)            each employment contract to which the Company or a Subsidiary of the Company is a party, other than at-will arrangements that can be terminated at any time without material liability to the Company or any of its Subsidiaries;

(vii)            each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company (including the Company Warrants);

(viii)            each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent and its Subsidiaries following consummation of the Transactions) to engage in any line of business, conduct business in any geographic area, or compete with any Person;

(ix)            each partnership, joint venture, limited liability company or strategic alliance agreement to which the Company or any Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries);

(x)            each contract between or among the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family members” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(xi)            each contract that obligates the Company or any of its Subsidiaries to indemnity any past or present directors, officers, or employees of the Company or any of its Subsidiaries;

(xii)            each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.17(a) that (A) cannot be voluntarily terminated pursuant to its terms within sixty (60) days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $2,000,000 following the Effective Time; and

(xiii)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.17(a) with respect to the Company or any Subsidiary of the Company, other than a Company Plan.

(b)            Collectively, the contracts set forth in Section 4.17(a), together with all Company Loan Documentation, are herein referred to as the “Company Contracts.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company and its Subsidiaries to consummate the Transactions before the End Date, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent.

4.18            Insurance. To the knowledge of the Company, all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.19            Opinion of Financial Advisor. The Company Board has received an opinion from J.P. Morgan Securities LLC addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock (a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to Parent for information purposes only).

4.20            Brokers. Except for the fees and expenses payable to J.P. Morgan Securities LLC, which shall be paid by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.21            State Takeover Laws. The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law. Neither the Company nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Parent.

4.22            Investment Company Act. Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

4.23            No Additional Representations.

(a)            Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed as of the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature and provided that the Parent SEC Documents do not qualify the representations and warranties in Section 5.2), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1            Organization, Standing and Power.

(a)            Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.

(b)            Section 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Subsidiary of Parent as of the date hereof, with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, and (ii) the percentage of interest held, directly or indirectly, by Parent in such Subsidiary.

5.2            Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on February 22, 2023: (A) 110,732,368 shares of Parent Common Stock were issued and outstanding; (B) 334,678 shares of Parent Series C Preferred Stock were issued and outstanding and 4,600,000 shares of Parent Series E Preferred Stock were issued and outstanding; (C) 3,374,114 shares of Parent Common Stock were reserved for issuance pursuant to the 2013 equity incentive plan of Parent (the “Parent Equity Plan”); and (D) 7,589,080 shares of Parent Common Stock were reserved for issuance in connection with the conversion of Parent’s 7.00% convertible senior notes due 2023 (the “Convertible Notes”). At the close of business on February 22, 2023: (1) the conversion rate for the Parent Series C Preferred Stock equaled 1.2368 shares of Parent Common Stock per $25.00 liquidation preference of the Parent Series C Preferred Stock; and (2) the conversion rate for the Convertible Notes equaled 1.6498 shares of Parent Common Stock per $25.00 principal amount of the Convertible Notes. There have not been any events that have or will result in an adjustment to the conversion rate on the Convertible Notes or the Parent Series C Preferred Stock.

(b)            All outstanding shares of Parent Capital Stock have been, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent. The issued and outstanding shares of capital stock of, or other equity interests in, the Subsidiaries of Parent that are owned, of record and beneficially, directly or indirectly, by Parent are so owned free and clear of all Liens, other than Permitted Liens.

(c)            As of the close of business on February 22, 2023, except as set forth in this Section 5.2, and except for changes since February 22, 2023, resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are no outstanding: (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

(d)            As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued and fully paid and are wholly owned by Parent.

(e)            All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable). As of the date hereof, Parent has paid all dividends on the issued and outstanding Parent Preferred Stock with respect to prior quarterly periods during which such stock has been outstanding such that there are no dividends that have cumulated on the Parent Preferred Stock as of the date hereof for prior quarters.

5.3            Authority; No Violations; Approvals.

(a)            Each of Parent and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly authorized by all necessary organizational action on the part of each of Parent (subject to obtaining the Parent Stockholder Approval) and Merger Sub, subject, with respect to consummation of the Merger, to (i) receipt of the Parent Stockholder Approval, (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department, and (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Voting Agreement and the Transactions, including the Parent Stock Issuance, are advisable and in the best interests of Parent, (ii) authorized and approved this Agreement, the Voting Agreement and the Transactions, including the Parent Stock Issuance, (iii) directed that the Parent Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting, and (iv) resolved to make the Parent Board Recommendation. The sole member of Merger Sub has (A) (1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) authorized and approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Merger. As of the date hereof, none of the foregoing actions by the Parent Board or the sole member of Merger Sub have been rescinded or withdrawn or modified in any way. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance and the Transactions, including the Merger.

(b)            The execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date.

5.4            Consents. No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Certificate of Merger and any other required filings with, and the acceptance for record by, the Delaware Secretary of State pursuant to the DLLCA; (c) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL; (d) filings as may be required under the rules and regulations of the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date.

5.5            SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)            Since December 31, 2020, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). Parent has not, since December 31, 2021, changed its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.

(c)            Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)            Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

5.6            Absence of Certain Changes or Events.

(a)            From January 1, 2022, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)            From January 1, 2022, through the date of this Agreement, except as for events giving rise to, and actions taken in connection with, this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7            No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any type, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2021 (including the notes thereto) contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2021; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred in compliance with Section 6.2; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8            Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement shall, at the date it is first mailed to the Company Stockholders and to Parent Stockholders and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to Parent’s filings with the SEC.

5.9            Parent Permits; Compliance with Applicable Laws. Parent and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since December 31, 2021, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. As of the date of this Agreement, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Sections 5.10 and 5.11.

5.10            Compensation; Benefits.

(a)            For purposes of this Agreement, “Parent Plan” means each Employee Benefit Plan sponsored, maintained or contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries could reasonably be expected to have any liability or that provides benefits to any individual performing services to Parent or any of its Subsidiaries.

(b)            Each Parent Plan has been established, funded and administered in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(c)            There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            Neither Parent nor any of its ERISA Affiliates has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither Parent nor any of its ERISA Affiliates has ever had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). No Parent Plan is a “multiple employer plan” (meaning a plan sponsored by two or more unrelated employers) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). Neither Parent nor any of its ERISA Affiliates has maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I or ERISA or Code Section 4980B or their successors or other applicable Law. Parent has complied in all material respects with the continuation coverage requirements of Section 1001 of COBRA, and ERISA Sections 601 through 608, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.11            Taxes.

(a)            Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b)            Parent (i) for its taxable years commencing with its taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2022 has been subject to taxation as a REIT and has to its knowledge satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that ends on December 31, 2023; and (iv) to its knowledge is not subject to any pending challenges by, and has not received any written threats from, the IRS or any other Governmental Entity with respect to its qualification as a REIT.

(c)            Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary, or (iv) a REIT. Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.

(d)            Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the Treasury Regulations, nor has it disposed of any such asset during its current taxable year.

(e)            (i) There are no audits, investigations by any Governmental Entity or other Proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any income or other material Tax Return that remains unfiled; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)            Since Parent’s formation, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(g)            Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Permitted Liens.

(i)            No request for a ruling, relief or advice in respect of material Taxes or material Tax Returns of Parent or any of its Subsidiaries is currently pending with any Governmental Entity and neither Parent nor any of its Subsidiaries has entered into any written agreement with a Taxing Authority with respect to any Taxes that is still in effect.

(j)            There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than (i) agreements the principal subject matter of which does not relate to Taxes and (ii) any such agreements or arrangements solely between or among Parent or its Subsidiaries.

(k)            Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by operation of Law, except, in each case, for any such group in which the members include only Parent or its Subsidiaries.

(l)            Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(m)            Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n)            Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)            Neither Parent nor any of its Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action not contemplated by this Agreement, that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

5.12            Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, (a) a Parent Material Adverse Effect or (b) a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date, there is no (i) Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (ii) judgment, decree or injunction, or material ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries; provided, however, that with respect to clause (b), this representation and warranty speaks only with respect to such Proceedings that are pending as of the date hereof and judgments, decrees or injunctions that are outstanding as of the date hereof.

5.13            Labor and Employment.

(a)            Each of Parent and its Subsidiaries is, and during the past three (3) years has been, in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all such Laws relating to any Employment Matters.

(b)            To the knowledge of Parent, no employee or individual independent contractor of Parent or any of its Subsidiaries intends to resign, retire or discontinue such person’s relationship with Parent or any of its Subsidiaries as a result of the transactions contemplated hereby.

(c)            Neither Parent nor any of its Subsidiaries is or has been during the past three (3) years (i) a party to, or bound by, any collective bargaining agreement or other contract with a labor union, works council or labor organization or (ii) subject to a material labor dispute, strike or work stoppage. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of Parent, threatened involving employees of Parent or any of its Subsidiaries.

(d)            There are no pending or, to Parent’s knowledge, threatened, and in the past three (3) years there have been no, material Proceedings by or before any Governmental Entity relating to any Employment Matters relating to or involving Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to any Employment Matters.

(e)            In the last three (3) years, (i) to Parent’s knowledge, no Sexual Misconduct Allegations have been made against any employee or independent contractor of Parent or any of its Subsidiaries, and (ii) neither Parent nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly to any Sexual Misconduct Allegation.

(f)            In the last four (4) years, neither Parent nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act), or (ii) a “mass layoff” (as defined in the WARN Act), and neither Parent nor any of its Subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any applicable state, local and foreign Law related to plant closings, relocations, mass layoffs and employment losses.

(g)            Neither Parent nor any Subsidiary of Parent is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of Parent or any of its Subsidiaries to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any contract with Parent or any Subsidiary of Parent.

(h)            To the knowledge of Parent, (i) no employee or independent contractor of Parent or any of its Subsidiaries is in violation of any material term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by Parent and its Subsidiaries of their respective employees, and the performance of the contracts with Parent and its Subsidiaries by their respective independent contractors, will not result in any such material violation. Neither Parent nor any of its Subsidiaries has received any written notice alleging that any such material violation has occurred within the past three (3) years.

5.14            Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.15            Material Contracts.

(a)            For purposes of this Agreement, “Parent Contracts” means the following contracts in existence as of the date of this Agreement:

(i)            other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any Subsidiary of Parent in the ordinary course of business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $25,000,000;

(ii)            each contract that grants any right of first refusal or right of first offer or that limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);

(iii)            each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $20,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;

(iv)            each contract that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, whether or not entered into for bona fide hedging purposes;

(v)            each employment contract to which Parent or a Subsidiary of Parent is a party, other than at-will arrangements that can be terminated at any time without material liability to Parent or any of its Subsidiaries;

(vi)            each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent, and a listing of each such contract shall be set forth in Section 5.15(a)(vi) of the Parent Disclosure Letter;

(vii)            each partnership, joint venture, limited liability company or strategic alliance agreement to which Parent or any Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly owned Subsidiaries);

(viii)            each contract between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or Affiliate (other than a Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family members” (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or Waterfall Asset Management, LLC or any of its Affiliates, on the other hand, and a listing of each such contract with Waterfall Asset Management, LLC or any of its Affiliates shall be set forth in Section 5.15(a)(viii) of the Parent Disclosure Letter; and

(ix)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 5.15(a) with respect to Parent or any Subsidiary of Parent, other than a Parent Plan.

(b)            Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent and its Subsidiaries to consummate the Transactions before the End Date, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company.

5.16           Insurance. To the knowledge of Parent, all current, material insurance policies of Parent and its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect. All premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid. No written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

5.17            Opinion of Financial Advisor. The Parent Board has received an opinion from Wells Fargo Securities, LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to Parent (a copy of which opinion has been (or within two (2) Business Days after the date hereof will be) delivered to the Company for information purposes only).

5.18            Brokers. Except for the fees and expenses payable to Wells Fargo Securities, LLC, which shall be paid by Parent, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.19            State Takeover Laws. The Parent Board has taken all action necessary to render inapplicable to the Merger, the Voting Agreement and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to Parent, any other Takeover Law. Neither Parent nor any of its affiliates or associates (each as defined in the Maryland Business Combination Act) is the beneficial owner (as defined in the Maryland Business Combination Act), directly or indirectly, of, nor at any time during the last two (2) years has been the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the Company. No other Takeover Laws are applicable to this Agreement, the Voting Agreement, the Merger or the other Transactions.

5.20            Investment Company Act. Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

5.21            Ownership of Company Capital Stock. Neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of its Subsidiaries has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last two (2) years.

5.22            Business Conduct. Merger Sub was formed on December 27, 2022. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.23            No Additional Representations.

(a)            Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b)            Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

Article VI

COVENANTS AND AGREEMENTS

6.1            Conduct of Company Business Pending the Merger.

(a)            Except as (i) set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course of business and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships and (B) the Company shall maintain its status as a REIT; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b)            Except (i) as set forth in Section 6.1(b) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that, with respect to Sections 6.1(b)(iv), 6.1(b)(v), 6.1(b)(xi) and 6.1(b)(xv), such consent shall be deemed to have been given unless Parent shall have provided affirmative denial within one (1) Business Day of the Company’s request)), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for (1) regular monthly dividends payable in respect of the Company Common Stock consistent with past practice at a rate not to exceed $0.035 per share; (2) dividends or other distributions to the Company by any directly or indirectly wholly owned Subsidiary of the Company; (3) without duplication of the amounts described in clauses (1) and (2), any dividends or other distributions necessary for the Company or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income Tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend); or (4) any dividend to the extent declared and paid in accordance with Section 6.17; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company that is not wholly-owned, except as required by the Organizational Documents of the Company or any Subsidiary of the Company, any Company Plan, any Company Warrant or the terms of any other capital stock or equity interest of the Company or any Subsidiary, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Company Common Stock upon the vesting or lapse of any restrictions on any Company Equity Award granted under the Company Equity Plan and outstanding on the date hereof; (B) the issuance of Company Common Stock upon exercise of any Company Warrants outstanding on the date hereof; (C) shares of Company Common Stock or capital stock or other ownership interests of any Subsidiary of the Company issued as a dividend made in accordance with Section 6.1(b)(i); and (D) issuances of Company Common Stock at a net price per share (after giving effect to underwriter discounts and offering and sale expenses) not less than the Company’s tangible book value per share as reported in the Company’s most recent annual report on Form 10-K or quarterly report on Form 10-Q as of the date of such issuance;

(iii)            (A) amend the Company’s Organizational Documents, (B) amend the Organizational Documents of any of the Company’s Subsidiaries in a manner that would reasonably be expected to adversely impact Parent or prevent or delay the consummation of the Transactions or (C) waive for any Person, or exempt any Person from, or establish or increase any “excepted holder limit” for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of the Company set forth in the Company’s Organizational Documents;

(iv)            (A) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of the Company or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions between the Company and a wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company, and (2) after consultation with Parent, acquisitions for which the consideration constitutes fair market value therefor and does not exceed $10,000,000 individually or $20,000,000 in the aggregate;

(v)            sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets that (A) are pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement or (B) after consultation with Parent, do not involve consideration in excess of $10,000,000 individually or $25,000,000 in the aggregate and will result in net proceeds to the Company that are not less than, in the case of any loan, the unpaid principal balance thereof, less any Accounting Standards Update (ASU) 2016-13 reserves therefor, in each case as of December 31, 2022, and in the case of any Company Owned Property, the carrying value thereof as of December 31, 2022;

(vi)            adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company;

(vii)            change in any material respect its material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)            except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)            (A) establish any new material Company Plan or materially amend any material Company Plan in existence on the date of this Agreement if such amendment would have the effect of materially enhancing or materially increasing any benefits thereunder; or (B) grant any material increase in the compensation payable or to become payable to any of its directors, officers, employees or other individual service providers, other than in connection with annual merit-based compensation increases in the ordinary course of business; provided, however, that no action will be a violation of this Section 6.1(b)(ix) if it is (1) taken pursuant to Section 3.3 or as permitted under Section 6.1(b)(ii), (2) taken in order to comply with applicable Law, or (3) required by, and taken pursuant to, a Company Plan in existence on the date of this Agreement;

(x)            make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000, except for (A) after consultation with Parent, loans made in the ordinary course of business consistent with the Company’s underwriting criteria in effect as of the date hereof, (B) funding of commitments in the ordinary course of business and accordance with the terms of any agreements in effect as of the date hereof, or (C) loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xi)            modify or amend in any material respect, or waive any material rights under, any Company Loan with a value in excess of $5,000,000, it being acknowledged and agreed that (A) an extension of maturity of less than six (6) months will not be deemed to be material and (B)(1) a change in the lien priority with respect to the collateral, (2) a decrease in the rate of a Company Loan, (3) a removal of a personal guarantee from a Company Loan, (4) a release of a Company Loan’s collateral, (5) a foreclosure or (6) a release or waiver of any material fees (other than default interest) associated with a Company Loan will each be deemed to be material for purposes of this clause (xi);

(xii)            enter into any contract that would be a Company Contract, except in the ordinary course of business and as would not prevent or materially delay the consummation of the Transactions, or modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (or any contract that, if existing as of the date hereof, would be a Company Contract) in any material respect, except in the ordinary course of business and which would not reasonably be expected to prevent or materially delay the consummation of the Transactions, except for (A) entry into any agreements in connection with the making of loans as and to the extent permitted by Section 6.1(b)(x); and (B) any termination or renewal in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal) by Company or any Subsidiary of the Company;

(xiii)            settle, or offer or propose to settle, any Proceeding against the Company or any of its Subsidiaries (excluding Transaction Litigation, settlement of which shall be governed by Section 6.10) that would result in the payment of monetary damages or other transfer of value by the Company or any of its Subsidiaries of any amount exceeding $500,000 individually or $2,000,000 in the aggregate, or that would include any admission of wrongdoing by the Company or any of its Subsidiaries;

(xiv)            take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause the Company to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xv)            other than in the ordinary course of business, make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $2,000,000;

(xvi)            incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) Indebtedness incurred in the ordinary course of business under the Company’s existing revolving credit facility, (B) the incurrence of any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with the immediately preceding clause (B), or (D) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;

(xvii)            enter into any new line of business;

(xviii)            take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of the Subsidiaries of the Company to be required to be registered as an investment company under the Investment Company Act;

(xix)            other than with Subsidiaries of the Company, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company; or

(xx)            agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

(c)            The Company shall (i) manage the Company Loans and the Company Owned Properties in all material respects in the ordinary course of business; and (ii) upon request from time to time (but not more often than once every two (2) weeks) prior to the Closing, participate in a call with Parent to discuss the status of the Company Loans and the Company Owned Properties and planned loan and property management activities, including (x) any planned dispositions of any Company Loans or Company Owned Properties, (y) any proposed material modification or amendment to, or waiver of any material rights under, any Company Loan, and (z) any plan to initiate any foreclosure, enforcement, recovery or similar Proceedings relating to any Company Loans.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity-level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the Company Stockholders in accordance with this Agreement or otherwise, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

6.2            Conduct of Parent Business Pending the Merger.

(a)            Except as (i) set forth in Section 6.2(a) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses in all material respects in the ordinary course of business and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key service providers (including Parent’s external manager) and business relationships and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)            Except (i) as set forth in Section 6.2(b) of the Parent Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law, or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood and agreed that, with respect to Section 6.2(b)(iv), such consent shall be deemed to have been given unless the Company shall have provided affirmative denial within one (1) Business Day of Parent’s request)), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice at a rate not to exceed $0.40 per share; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions by any direct or indirect wholly-owned Subsidiary of Parent or Parent’s operating partnership, Sutherland Partners, L.P.; (4) in the ordinary course of business, distributions by Sutherland Partners, L.P.; (5) without duplication of the amounts described in clauses (1) through (4), dividends or other distributions necessary for Parent or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code and avoid the imposition of corporate level income Tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary; or (6) any dividend to the extent declared and paid in accordance with Section 6.17; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries that are not wholly-owned directly or indirectly by Parent or Sutherland Partners, L.P., except as required by the terms of any capital stock or equity interest of Parent or any Subsidiary of Parent or as contemplated by any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof; (B) the issuance of Parent Common Stock upon conversion of Parent’s Series C Preferred Stock pursuant to the applicable Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Preferred Stock, or the Convertible Notes pursuant to Amendment No. 1 to the First Supplemental Indenture to the applicable Indenture; (C) the issuance of Parent Common Stock in connection with any acquisition permitted by Section 6.2(b)(iv); (D) the issuance of Parent Common Stock upon redemption of units in Sutherland Partners, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Sutherland Partners, L.P., as in effect on the date hereof; (E) the issuance of non-convertible Parent Preferred Stock in the ordinary course of business; and (F) the issuance of Parent Common Stock at a net price per share (after giving effect to underwriter discounts and offering and sale expenses), or convertible Parent Preferred Stock having a conversion price, not less than Parent’s tangible book value per share as reported in Parent’s most recent annual report on Form 10-K or quarterly report on Form 10-Q as of the date of such issuance;

(iii)            (A) amend Parent’s Organizational Documents, (B) amend the Organizational Documents of any of Parent’s Subsidiaries in a manner that would reasonably be expected to adversely impact the Company or its stockholders or prevent or delay the consummation of the Transactions or (C) waive for any Person, or exempt any Person from, or establish or increase any “excepted holder limit” for any Person with respect to, any of the restrictions on transfer and ownership of shares of stock of Parent set forth in Parent’s Organizational Documents;

(iv)            (A) merge, consolidate, combine or amalgamate with any Person other than another Subsidiary of Parent or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, unless (1) such action would not reasonably be expected to prevent or materially delay the consummation of the Transactions and (2) the aggregate consideration would be less than $300,000,000 individually and $400,000,000 in the aggregate;

(v)            adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among Parent and any Subsidiary of Parent (other than Merger Sub) or between or among Subsidiaries of Parent (other than Merger Sub);

(vi)            change in any material respect their material accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(vii)            except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent or any of its Subsidiaries’ qualification as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(viii)            (A) except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, establish any new material Parent Plan or materially amend any material Parent Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; or (B) grant any material increase in the compensation payable or to become payable to any of its directors or officers; provided, however, that no action will be a violation of this Section 6.2(b)(viii) if it is (1) permitted under Section 6.2(b)(ii), (2) taken in order to comply with applicable Law, or (3) required by, and taken pursuant to, a Parent Plan in existence on the date of this Agreement;

(ix)            make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, the value of which does not exceed $150,000,000 individually, made in the ordinary course of business consistent with Parent’s underwriting criteria in effect as of the date hereof, (B) funding of commitments in the ordinary course of business and accordance with the terms of any agreements in effect as of the date hereof or (C) loans among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(x)            enter into any contract that would be a Parent Contract, except as would not prevent or materially delay the consummation of the Transactions, or modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (or any contract that, if existing as of the date hereof, would be a Parent Contract) in any material respect, which could reasonably be expected to prevent or materially delay the consummation of the Transactions, except for (A) entry into any agreements in connection with the making of loans as and to the extent permitted by Section 6.2(b)(ix); and (B) any termination or renewal in accordance with the terms of any existing Parent Contract that occurs automatically without any action (other than notice of renewal) by Parent or any Subsidiary of Parent;

(xi)            other than the settlement of any Proceeding reflected or reserved against on the balance sheet of Parent (or in the notes thereto) and that would not reasonably be expected to restrict the operations of Parent and its Subsidiaries, settle or offer or propose to settle, any Proceeding against Parent or any of its Subsidiaries (excluding any Transaction Litigation, settlement of which shall be governed by Section 6.10) that would result in the payment of monetary damages or other transfer of value by Parent or any of its Subsidiaries of any amount exceeding $2,000,000 individually, or $5,000,000 in the aggregate or involving that would result in any admission of wrongdoing by Parent or any of its Subsidiaries

(xii)            take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xiii)            other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) Indebtedness incurred in the ordinary course of business under Parent’s existing credit, warehouse and repurchase facilities, (B) the incurrence of any Indebtedness among Parent and its Subsidiaries or among Parent’s Subsidiaries, (C) guarantees by Parent of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of Parent of Indebtedness of Parent or any other Subsidiaries of Parent, which Indebtedness is incurred in compliance with the immediately preceding clause (B) or (D) any derivative financial instruments or arrangements entered into or incurred by Parent or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes;

(xiv)            enter into any new line of business that is material to the business of Parent and its Subsidiaries, taken as a whole;

(xv)            take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;

(xvi)            other than with Subsidiaries of Parent, enter into any material transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent;

(xvii)            except in accordance with Section 2.6, increase the size of the Parent Board;

(xviii)            modify, amend, terminate or assign, or waive or assign any rights under, any management agreements Parent or any of its Subsidiaries have entered into with Parent’s external manager, Waterfall Asset Management, LLC; or

(xix)            agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).

(c)            From the date hereof until the Closing Date, Parent shall manage its investment portfolios in all material respects in the ordinary course of business.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity-level income or excise Taxes under the Code or applicable state or local Law, or (iii) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.

6.3            No Solicitation by the Company.

(a)            From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company will promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Subsidiary of the Company in connection with its consideration of any potential Company Competing Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder. The Company shall not, and shall not permit any of its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill agreement entered into by the Company or any of its Subsidiaries in respect of or in contemplation of a Company Competing Proposal.

(b)            Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal made by such Person or its Representatives (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.3(b) (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 6.3(b)) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.3(b)), (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal, (vi) fail to include the Company Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto, or (vii) fail publicly to reaffirm without qualification the Company Board Recommendation within ten (10) Business Days after the written request of Parent following a Company Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).

(c)            From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (in each case within two (2) Business Days thereof), and the Company shall provide to Parent (within such two (2) Business Day time frame) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a reasonably current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d)            Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i)            make such disclosures as the Company Board determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that neither the Company nor the Company Board shall, except as expressly permitted by Section 6.3(d)(iii), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)            prior to the receipt of the Company Stockholder Approval, engage in the activities prohibited by Sections 6.3(b)(ii) and 6.3(b)(iii) with any Person if (A) the Company receives a written, bona fide Company Competing Proposal from such Person and (B) such Company Competing Proposal did not result from a material breach of the non-solicitation obligations set forth in Section 6.3(b); provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (2) prior to taking any such actions, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

(iii)            prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that did not result from a material breach of the non-solicitation obligations set forth in Section 6.3(b), if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d)(ii), if prior to taking such action (A) the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal, and (B) the Company shall have given notice to Parent that the Company has received such proposal in accordance with Section 6.3(c), specifying the material terms and conditions of such proposal, and, that the Company intends to take such action, and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Stockholders Meeting and the fourth (4th) Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation or terminate this Agreement shall be extended for two (2) Business Days after notification of such change to Parent; and

(iv)            prior to receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal that did not result from a material breach of the non-solicitation obligations set forth in Section 6.3(b) solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under Section 6.3(d)(ii).

6.4            No Solicitation by Parent.

(a)            From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will, and will cause its Subsidiaries and instruct and use commercially reasonable efforts to cause its Representatives to immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to a Parent Competing Proposal.

(b)            Except as otherwise permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, Parent will not, and will cause its Subsidiaries and will instruct and use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal made by such Person or its Representatives (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.4(b) (such as answering unsolicited phone calls and informing Persons of the provisions of this Section 6.4(b)) will not be deemed to “solicit,” “encourage” or “engage” for purposes of, or otherwise constitute a violation of, this Section 6.4(b)), (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(d)(ii)), (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal, (vi) fail to include the Parent Board Recommendation in the Joint Proxy Statement or any amendment or supplement thereto, or (vii) fail publicly to reaffirm without qualification the Parent Board Recommendation within ten (10) Business Days after the written request of the Company following a Parent Competing Proposal that has been publicly announced (or such fewer number of days as remain prior to the Parent Stockholders Meeting, as it may be adjourned or postponed) (the taking of any action described in clauses (v), (vi) or (vii) of this Section 6.4(b) being referred to as a “Parent Change of Recommendation”).

(c)            From and after the date of this Agreement, Parent shall advise the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (in each case within two (2) Business Days thereof), and Parent shall provide to the Company (within such two (2) Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall keep the Company reasonably informed on a reasonably current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d)            Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

(i)            make such disclosures as the Parent Board determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that neither Parent nor the Parent Board shall, except as expressly permitted by Section 6.4(d)(iii), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;

(ii)            prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(ii) and 6.4(b)(iii) with any Person if (A) Parent receives a written, bona fide Parent Competing Proposal from such Person and (B) such Parent Competing Proposal did not result from a material breach of the non-solicitation obligations set forth in Section 6.4(b); provided, however, that (1) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board in good faith after consultation with its outside legal counsel; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (2) prior to taking any such actions, the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Parent Competing Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal;

(iii)            prior to the receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that did not result from a material breach of the non-solicitation obligations set forth in this Section 6.4(b), if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation if prior to taking such action (A) the Parent Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal, and (B) Parent shall have given notice to the Company that Parent has received such proposal in accordance with Section 6.4(c), specifying the material terms and conditions of such proposal, and, that Parent intends to take such action, and either (1) the Company shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the fourth (4th) Business Day after the date on which such notice is given to the Company, or (2) if the Company within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement, the Parent Board, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Competing Proposal remains a Parent Superior Proposal with respect to the Company’s revised proposal; provided, however, that each time material modifications to the financial terms of a Parent Competing Proposal determined to be a Parent Superior Proposal are made, the time period set forth in this clause (B) prior to which Parent may effect a Parent Change of Recommendation shall be extended for two (2) Business Days after notification of such change to the Company; and

(iv)            prior to the receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal that did not result from a material breach of the non-solicitation obligations set forth in this Section 6.4(b) solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board to make an informed determination under Section 6.4(d)(ii).

6.5            Preparation of Joint Proxy Statement and Registration Statement.

(a)            Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Stockholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Joint Proxy Statement) and any amendments or supplements thereto.

(b)            Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting and to the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use commercially reasonable efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and Parent shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other, and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Joint Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; provided, further, that the Company, in connection with any Company Change of Recommendation, and Parent, in connection with any Parent Change of Recommendation, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation or Parent Change of Recommendation, as applicable.

(c)            Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act, Exchange Act and applicable blue-sky Laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offer or sale in any jurisdiction. Each of the Company and Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)            If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.

6.6            Stockholders Meetings.

(a)            The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, recommend to the Company Stockholders that they vote in favor of the approval of the Merger at the Company Stockholders Meeting and the Company Board shall solicit from the Company Stockholders proxies in favor of the approval of the Merger, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has resolved to make the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company Stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to establish a quorum at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties or otherwise required by Law, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A), (i)(B) or (i)(C) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.

(b)            Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC. Except as permitted by Section 6.4, Parent shall, through the Parent Board, recommend to the Parent Stockholders that they vote in favor of the Parent Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from the Parent Stockholders proxies in favor of the approval of the Parent Stock Issuance, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has resolved to make the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties or otherwise required by Law, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A), (i)(B) or (i)(C) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. Notwithstanding the foregoing, Parent may adjourn or postpone the Parent Stockholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.4(d)(iii)(B). If requested by the Company, Parent shall promptly provide to the Company all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative. Unless this Agreement has been terminated in accordance with Article VIII, Parent’s obligations to call, give notice of, convene and hold the Parent Stockholders Meeting in accordance with this Section 6.6(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Parent Superior Proposal or Parent Competing Proposal, or by any Parent Change of Recommendation.

6.7            Access to Information.

(a)            Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives at the requesting party’s sole expense, during the period prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other party may reasonably request, including information about the Company’s financing, hedging activities, portfolio risk and portfolio activities. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.7(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

(b)            The confidentiality agreement dated as of December 16, 2022, between Parent and the Company (the “Confidentiality Agreement”) shall, subject to Section 9.2, survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Proprietary Information” as defined under the Confidentiality Agreement.

6.8            Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.8, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)            In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third-party Consents that are necessary, proper or advisable to consummate the Merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement, in each case as permitted under applicable Law. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(c)            In connection with obtaining any Consent from any Person with respect to the Merger, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose Consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such Consents. Parent shall, or shall cause one of its Subsidiaries (including the Surviving Company) to either repay, refinance or assume any Indebtedness of the Company or Parent or any of their respective Subsidiaries that is outstanding immediately prior to the Effective Time so that the Transactions do not result in a default under any such Indebtedness.

6.9            Indemnification; Directors’ and Officers’ Insurance.

(a)            Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to the Company’s Organizational Documents, any employment agreement or any indemnification agreement in effect on the date hereof or otherwise (which agreements shall be assumed by Parent and the Surviving Company), from and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the extent any such Indemnified Person would be entitled to be so indemnified by the Company or its Subsidiaries on the date hereof pursuant to agreements or arrangements in place, including indemnification agreements, organizational documents or otherwise.

(b)            Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing on the date of this Agreement.

(c)            Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any charter, bylaw or contract in the event such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)            On or prior to the Closing Date, the Company shall put in place, and fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.

(e)            The provisions of this Section 6.9 (i) will survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons) to the extent of such indemnified or insured party’s interest herein, and his or her heirs and estates, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(f)            In the event that Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. Parent and the Surviving Company shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Company unable to satisfy their obligations under this Section 6.9.

6.10            Transaction Litigation. In the event any Proceeding is commenced or, to any party’s knowledge, threatened by any Person purporting to be, or to represent, a Company Stockholder or Parent Stockholder or any Governmental Entity against, such party or any of its Representatives or Affiliates or otherwise relating to, involving or affecting such party or any of its Representatives or Affiliates, in each case, in connection with, arising from or otherwise relating to the Transactions or any other transaction or matter contemplated by this Agreement (“Transaction Litigation”), the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that neither the Company nor Parent shall settle or agree to settle any Transaction Litigation without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, delayed or qualified).

6.11            Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto, or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other Transactions in connection with or following a Company Competing Proposal or Parent Competing Proposal; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.11.

6.12            Control of Business. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.13            Transfer Taxes. Parent and the Company shall cooperate to minimize the amount of Transfer Taxes to be incurred in connection with the Transactions. All Transfer Taxes to be incurred in connection with the Transactions shall be paid by Parent, whether levied on Parent or any other Person. The portion of the consideration to be received by holders of Company Common Stock in connection with the Merger that is allocable to the real property of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion and in consultation with the Company.

6.14            Notification. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, (b) of any Transaction Litigation commenced or, to any party’s knowledge, threatened against such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

6.15            Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

6.16            Listing Application. Parent shall take all actions necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

6.17            Tax Matters.

(a)            The Company shall (i) use its reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(e) and Section 7.3(f), (ii) deliver to an officer’s certificate in a form substantially similar to Exhibit B, dated as of the Closing Date and signed by an officer of the Company (the “Company Tax Representation Letter”), and (iii) deliver an officer’s certificate, dated as of the Closing Date and signed by an officer of the Company, containing representations as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(e) on the Closing Date.

(b)            Parent and Merger Sub shall (i) use their reasonable best efforts to obtain or cause to be provided, the opinions of counsel described in Section 7.2(f) and Section 7.3(e), (ii) deliver to an officer’s certificate in a form substantially similar to Exhibit C, dated as of the Closing Date and signed by an officer of Parent (the “Parent Tax Representation Letter”), and (iii) deliver an officer’s certificate, dated as of the Closing Date and signed by an officer of Parent, containing representations as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.3(e) on the Closing Date.

(c)            The Company shall cause to be prepared all federal and any other material Tax Returns which the Company is required to file, if any, and shall file with the appropriate Taxing Authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

6.18            Additional Dividends.

(a)            Prior to the Effective Time, the Company shall authorize and declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be the close of business on the third (3rd) Business Day before the payment date. The per share dividend amount payable by the Company pursuant to this Section 6.18(a) shall be an amount equal to the Minimum Distribution Dividend (such amount, the “Company Additional Dividend Amount”). The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.

(b)            Prior to the Effective Time, Parent shall authorize and declare a dividend to its stockholders, the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for such dividend shall be the close of business on the third (3rd) Business Day before the payment date. The per share dividend amount payable by Parent pursuant to this Section 6.18(b) shall be an amount equal to (i) Parent’s then-most recent quarterly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount (the “Parent Additional Dividend Amount”) equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.

(c)            Until the Effective Time, Parent and the Company shall coordinate with the other regarding the authorization and declaration of any dividends or other distributions with respect to Parent Common Stock as authorized under Section 6.2(b)(i) and Company Common Stock as authorized under Section 6.1(b)(i), respectively, and the record dates and payment dates relating thereto, it being the intention of the parties that the holders of Company Common Stock (who will become holders of Parent Common Stock following the Merger) receive a number of monthly dividends of Company Common Stock equivalent to the number of quarterly dividends received by holders of Parent Common Stock prior to the Effective Time (i.e., three (3) monthly dividends for every one (1) quarterly dividend).

6.19            Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

6.20            Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

6.21            Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.

6.22            Employee Matters.

(a)            For at least twelve (12) months following the Closing Date, Parent shall provide (or shall cause to be provided) to each individual who is an employee of the Company or any of its Subsidiaries on the Closing Date (each, a “Continuing Employee”), while employed by Parent or any of its Affiliates following the Closing Date, (i) base salary or hourly wage rate no less favorable than the base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Closing Date, (ii) target cash incentive bonus opportunities or commission rates that are no less favorable than the target cash incentive bonus opportunities or commission rates provided to such Continuing Employee immediately prior to the Closing Date, (iii) a principal place of employment that is located no more than forty (40) miles from the location where such Continuing Employee was principally employed immediately prior to the Closing Date (unless such Continuing Employee is instead provided with the opportunity to work remotely), and (iv) employee benefits, including retirement, health and welfare benefits, that are either (A) substantially similar in the aggregate to the employee benefits, including retirement, health and welfare benefits, provided to the Continuing Employees immediately prior to the Closing Date, or (B) the same as those employee benefits, including retirement, health and welfare benefits, provided to similarly situated employees of Parent or its applicable Affiliate.

(b)            Parent shall (or shall cause its applicable Affiliate to) cause the Parent Plans in which the Continuing Employees are eligible to participate following the Closing Date to credit all service by each Continuing Employee with the Company or any of its Subsidiaries (or predecessors thereof) prior to the Closing Date for all purposes to the same extent such service was recognized by the Company or its Subsidiaries (or predecessors thereof) as of the Closing Date, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation and excluding benefit accrual under any defined benefit pension plan. Parent shall (or shall cause its applicable Affiliate to) use reasonable best efforts to (x) waive all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans to the same extent such conditions were waived or not applicable under the corresponding Company Plan and (y) cause any covered expenses incurred prior to the Closing Date for the plan year in which the Closing Date occurs by any Continuing Employee (or covered spouse or dependent thereof) to be credited for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any Parent Plan.

(c)            The provisions of this Section 6.22 are for the sole benefit of the parties to this Agreement, and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.22) under or by reason of any provision of this Agreement. Nothing in this Section 6.22 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Company Plan or any other employee benefit plan, program, agreement or other arrangement. Neither Parent nor any of its Affiliates shall have any obligation to continue to employ or retain the services of any Continuing Employee or any other employee of the Company or any of its Subsidiaries for any period of time following the Closing.

Article VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a)            Stockholder Approvals. The Company Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of Parent.

(b)            No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law (or interpretation thereof by a Governmental Entity) shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c)            Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.

7.2            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority) and Section 4.6(a) (Company Material Adverse Effect) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all respects only as of such date), (ii) the representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) (Capital Structure) and the third sentence of Section 4.2(b) (Capital Structure) (solely with respect to the Company Capital Stock and other equity securities of the Company, and not the capital stock or other equity securities of any Subsidiary of the Company) shall be true and correct in all but de minimis respects as of the specific dates set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)            Compliance Certificate. Parent shall have received a certificate of the Company signed by the chief executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a), 7.2(b) and 7.3(d) have been satisfied.

(d)            Absence of Company Material Adverse Effect. Except as disclosed in Section 7.2(d) of the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, that is continuing.

(e)            REIT Opinion. Parent shall have received a written opinion of Bryan Cave Leighton Paisner LLP (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided, that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(f)            Reorganization Opinion. Parent and Merger Sub shall have received the written opinion of its counsel, Alston & Bird LLP, dated as of the Closing Date and in substantially the same form as Exhibit D, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Alston & Bird LLP (or such other counsel) may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval unless further approval of the Parent Stockholders is obtained with appropriate disclosure.

7.3            Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.2(b) (Capital Structure), all of Section 5.3(a) (Authority) and all of Section 5.6(a) (Parent Material Adverse Effect) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all respects only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure), the first sentence of Section 5.2(c) (Capital Structure) (solely with respect to the Parent Capital Stock and other equity securities of Parent, and not the capital stock or other equity securities of any Subsidiary of Parent) and Section 5.2(e) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific dates set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)            Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a), 7.3(b) and 7.3(d) have been satisfied.

(d)            Absence of Parent Material Adverse Effect. Except as disclosed in Section 7.3(d) of the Parent Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, that is continuing.

(e)            REIT Opinion. The Company shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably acceptable to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2017, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided, that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(f)            Reorganization Opinion. The Company shall have received the written opinion of its counsel, Sidley Austin LLP, dated as of the Closing Date and in substantially the same form as Exhibit E, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) the Merger will qualify as a reorganization under, and with the meaning of, Section 368(a) of the Code, and (ii) the Company, Parent and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code. In rendering such opinion, Sidley Austin LLP may rely upon the Parent Tax Representation Letter and the Company Tax Representation Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval unless further approval of the Company Stockholders is obtained with appropriate disclosure.

(g)            Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(h)            Directors. Effective as of the Effective Time, the Company Director Designees to be appointed to the Parent Board pursuant to Section 2.6 shall have been so appointed.

7.4            Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

Article VIII

TERMINATION

8.1            Termination. This Agreement may be terminated, and the Merger and the other Transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a)            by mutual written consent of the Company and Parent;

(b)            by either the Company or Parent:

(i)            if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

(ii)            if the Merger shall not have been consummated on or before 5:00 p.m. New York, New York time, on August 26, 2023 (such date being the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)            in the event of a breach by the other party (treating Parent and Merger Sub as one party) of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (A) the End Date and (B) the date that is thirty (30) days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv)            if the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting; or

(v)            if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting;

(c)            By Parent, prior to the time the Company Stockholder Approval is obtained if the Company Board shall have effected a Company Change of Recommendation, whether or not pursuant to and in accordance with Section 6.3(d)(iii);

(d)            by the Company:

(i)            prior to the time the Parent Stockholder Approval is obtained, if the Parent Board shall have effected a Parent Change of Recommendation, whether or not pursuant to and in accordance with Section 6.4(d)(iii); or

(ii)            prior to the receipt of the Company Stockholder Approval, if the Company has complied in all material respects with Section 6.3(b) and Section 6.3(d)(iii) in respect of such Company Superior Proposal and the Company Board determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal and the Company Board has approved, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee in accordance with Section 8.3(b).

8.2            Notice of Termination; Effect of Termination.

(a)            A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d)(ii), any termination shall be effective immediately upon delivery of such written notice to the other party.

(b)            In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.7(b), Section 8.3, Article I and Article IX, which sections and articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the Company Stockholders, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

8.3            Expenses and Other Payments.

(a)            Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)            If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than two (2) Business Days after notice of termination of this Agreement, or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement.

(c)            If the Company terminates this Agreement pursuant to Section 8.1(d)(i) (Parent Change of Recommendation), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds (to an account designated by the Company) no later than two (2) Business Days after notice of termination of this Agreement.

(d)            (i) If (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), then the Company shall pay Parent the Parent Expenses or (ii) if (A) either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained) or Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), then Parent shall pay the Company the Company Expenses, in each case, in cash by wire transfer of immediately available funds (to an account designated by the receiving party) no later than two (2) Business Days after notice of termination of this Agreement.

(e)            If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Parent Stockholder Approval has been obtained but the Company Stockholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) after the date hereof and on or before the date of any such termination a proposal for a Company Competing Proposal shall have been communicated to the Company Board and not rejected by the Company Board, and (iii) within twelve (12) months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d) within two (2) Business Days of the Company entering into such definitive agreement or consummating such Company Competing Proposal; provided, however that the Company Termination Fee shall be payable in accordance with this Section 8.3(e) if the Company ultimately consummates a Company Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Company Competing Proposal that was communicated to and rejected by the Company Board as described in clause (ii). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.

(f)            If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Stockholder Approval), (ii) after the date hereof and on or before the date of the Company Stockholders Meeting a proposal for a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn or publicly rejected by the Company Board prior to such date, and (iii) within twelve (12) months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d) within two (2) Business Days of the Company entering into such definitive agreement or consummating such Company Competing Proposal; provided, however that the Company Termination Fee shall be payable in accordance with this Section 8.3(f) if the Company ultimately consummates a Company Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Company Competing Proposal that was communicated to and rejected by the Company Board as described in clause (ii). For purposes of this Section 8.3(f), any reference in the definition of Company Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.

(g)            If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Stockholder Approval has been obtained but the Parent Stockholder Approval has not been obtained) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach), (ii) after the date hereof and on or before the date of any such termination a proposal for a Parent Competing Proposal shall have been communicated to the Parent Board and not rejected by the Parent Board, and (iii) within twelve (12) months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement to effect any Parent Competing Proposal or consummates any Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d) within two (2) Business Days of Parent entering into such definitive agreement or consummating such Parent Competing Proposal; provided, however that the Parent Termination Fee shall be payable in accordance with this Section 8.3(g) if Parent ultimately consummates a Parent Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Parent Competing Proposal that was communicated to and rejected by the Parent Board as described in clause (ii). For purposes of this Section 8.3(g), any reference in the definition of Parent Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.

(h)            If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(v) (Failure to Obtain Parent Stockholder Approval), (ii) after the date hereof and on or before the date of the Parent Stockholders Meeting a proposal for a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn or publicly rejected by the Parent Board prior to such date, and (iii) within twelve (12) months after the date of such termination, Parent or any Subsidiary of Parent enters into a definitive agreement to effect any Parent Competing Proposal or consummates any Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d) within two (2) Business Days of Parent entering into such definitive agreement or consummating such Parent Competing Proposal; provided, however that the Parent Termination Fee shall be payable in accordance with this Section 8.3(h) if Parent ultimately consummates a Parent Competing Proposal within twelve (12) months after the date of termination with a Person (or any of its Affiliates) who made a Parent Competing Proposal that was communicated to and rejected by the Parent Board as described in clause (ii). For purposes of this Section 8.3(h), any reference in the definition of Parent Competing Proposal to “20%” or “80%” shall be deemed to be a reference to “50%”.

(i)            In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or Parent Expenses. In addition, if Parent receives the full Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses and any Company Termination Fee shall be reduced by an amount equal to any Parent Expenses previously paid by or on behalf of the Company. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee or Company Expenses. In addition, if the Company receives the full Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses and any Parent Termination Fee shall be reduced by an amount equal to any Company Expenses previously paid by or on behalf of Parent.

(j)            The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of five percent (5%) per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.

(k)            In the event that Parent is required to pay the Parent Termination Fee:

(i)            The amount payable to the Company in any Tax year of the Company shall not exceed the lesser of (A) the Parent Termination Fee payable to the Company and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant Tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (2) in the event that the Company received either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below in clause (ii) or (y) an opinion from the Company’s outside counsel as described below in clause (ii), an amount equal to the excess of the Parent Termination Fee less the amount payable under clause (B)(1) above.

(ii)            To secure Parent’s obligation to pay the amounts described in Section 8.3(k)(i), Parent shall deposit into escrow the amount in cash equal to the Parent Termination Fee with an escrow agent selected by Parent on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Parent Termination Fee pursuant to this Section 8.3 shall be made at the time Parent is obligated to pay the Parent Termination Fee. The escrow agent shall provide that the Parent Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (A) a letter from the Company’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Company has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Company, or (B) a letter from the Company’s counsel indicating that (1) the Company has received a ruling from the IRS holding that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Parent Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Parent Termination Fee to the Company. Parent agrees to amend this Section 8.3(k) at the reasonable request of the Company in order to (x) maximize that portion of the Parent Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist the Company in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(k)(ii). Any amount of the Parent Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(k).

(l)            In the event that the Company is required to pay the Company Termination Fee:

(i)            The amount payable to Parent in any Tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant Tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to one percent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below in clause (ii) or (y) an opinion from Parent’s outside counsel as described below in clause (ii), an amount equal to the excess of the Company Termination Fee less the amount payable under clause (B)(1) above.

(ii)            To secure the Company’s obligation to pay the amounts described in Section 8.3(l)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to one precent (1%) of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (B) a letter from Parent’s counsel indicating that (1) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (2) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(l) at the reasonable request of Parent in order to (x) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (y) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(l)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(l).

Article IX

GENERAL PROVISIONS

9.1            Disclosure Letter Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2            Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II, III and IX, and Section 6.9 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

9.3            Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)	if to Parent or Merger Sub, to:

Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor
New York, New York 10020
Attention: Andrew Ahlborn
E-mail: aahlborn@waterfallam.com

with a required copy to (which copy shall not constitute notice):

Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Michael Kessler; David E. Brown, Jr.
E-mail:  michael.kessler@alston.com; david.brown@alston.com

(ii)	if to the Company, to:

Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
Attention: Nevin Boparai
E-mail: nevin@broadmark.com

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP
One South Dearborn

Chicago, Illinois 60603
Attention: Scott Williams; Jessica Day
E-mail: swilliams@sidley.com; jessica.day@sidley.com

9.4            Rules of Construction.

(a)            Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)            The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one Section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)            The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)            All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

(e)            In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

9.5            Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6            Entire Agreement; Third Party Beneficiaries.

(a)            This Agreement (together with the Confidentiality Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)            Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) and Section 6.9 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7            Governing Law; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

9.9            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10            Affiliate Liability.

(a)            Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), (ii) any Representative of the Company, and (iii) any Person who controls the Company, in each case in its capacity as such. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

(b)            Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent (whether limited or general partners, members, stockholders or otherwise), (ii) any Representative of Parent or Merger Sub, and (iii) any Person who controls Parent, in each case in its capacity as such. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.

9.11            Remedies; Specific Performance.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)            The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(c)            This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

9.12            Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after receipt of the Company Stockholder Approval and the Parent Stockholder Approval, but, after receipt of any such approvals, no amendment shall be made which by Law would require the further approval by the Company Stockholders or the Parent Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.13            Extension; Waiver. At any time prior to the Effective Time, either the Company, on the one hand, and Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other party hereunder, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

READY CAPITAL CORPORATION

By:	/s/ Thomas Capasse
	Name:	Thomas Capasse
	Title:	Chairman, Chief Executive Officer and Chief Investment Officer

RCC MERGER SUB, LLC
By: Ready Capital Corporation, its sole Member

By:	/s/ Thomas Capasse
	Name:	Thomas Capasse
	Title:	Chairman, Chief Executive Officer and Chief Investment Officer

Signature Page to Agreement and Plan of Merger

BROADMARK REALTY CAPITAL INC.

By:	/s/ Jeffrey B. Pyatt
	Name:	Jeffrey B. Pyatt
	Title:	Interim Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“beneficial ownership” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (i) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 20% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Company Equity Plan” means the Company’s 2019 Stock Incentive Plan.

“Company Expenses” means a cash amount equal to $5,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Stockholder Approval” means the approval of the Merger by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the Merger in accordance with the MGCL and the Organizational Documents of the Company.

Annex A - 1

“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Stockholders than the Transactions.

“Company Termination Fee” means a cash amount equal to $15,760,000.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of May 14, 2018, by and among Trinity Merger Corp. and Continental Stock Transfer & Trust Company, as amended by the Amendment to Warrant Agreement, dated November 19, 2019, by and between the Company and Continental Stock Transfer & Trust Co., and the Second Amendment to Warrant Agreement, dated November 19, 2019, by and among the Company, Continental Stock Transfer & Trust Co. and American Stock Transfer & Trust Company, LLC.

“Company Warrants” means warrants (whether designated as public warrants, private warrants or otherwise) representing the right to purchase shares of Company Common Stock pursuant to the Company Warrant Agreement.

“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means a Person’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and Families First Coronavirus Response Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants).

Annex A - 2

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with the Company, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Ratio” means 0.47233, as adjusted in accordance with Section 3.1(c).

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Indebtedness” of any Person means, without duplication: (i) indebtedness of such Person for borrowed money; (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) obligations of such Person for the deferred or unpaid purchase or acquisition price for any property or services of such Person, whether contingent or otherwise; (iv) obligations in respect of repurchase agreements, “dollar roll” transactions and similar financing arrangements; (v) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (vi) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (vii) indebtedness of others as described in clauses (i) through (vi) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

Annex A - 3

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.2 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.2 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects the condition (financial or otherwise), business or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom)); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) except for purposes of Sections 4.3(b) and 5.3(b), the announcement of this Agreement or the pendency or consummation of the Transactions; (viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement; (ix) except for purposes of Sections 4.3(b) and 5.3(b), compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xi) any Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and (xii) with respect to a Parent Material Adverse Effect, anything set forth in the Parent Disclosure Letter, and with respect to a Company Material Adverse Effect, anything set forth in the Company Disclosure Letter; except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

Annex A - 4

“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company, Parent, or any of their Subsidiaries, as the case may be, ending on or prior to the Closing Date, which is required to be paid by the Company, Parent, or any of their Subsidiaries, as the case may be, prior to the Effective Time to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (i) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement, and (iv) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” means (i) when used with respect to the Company, Parent and Merger Sub and (ii) when used with respect to Parent or Merger Sub, the Company.

Annex A - 5

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock of Parent, par value $ 0.0001 per share.

“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 20% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).

“Parent Expenses” means a cash amount equal to $5,000,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent, including the 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (“Parent Series C Preferred Stock”), and the 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share (“Parent Series E Preferred Stock”).

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

“Parent Stockholder Meeting” means a meeting of the holders of Parent Common Stock held to consider the approval of the Parent Stock Issuance, including any postponement or adjournment thereof.

“Parent Superior Proposal” means a bona fide Parent Competing Proposal (with references to 20% being deemed replaced with references to 50% and references to 80% being deemed to be replaced with references to 50%) by a third party, which the Parent Board determines in good faith after consultation with Parent’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Parent Stockholders than the Transactions.

Annex A - 6

“Parent Termination Fee” means a cash amount equal to $23,639,000.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings, (ii) relating to any Indebtedness incurred in the ordinary course of business; (iii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent, (iv) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially impair the use, occupancy, value or marketability of the applicable property, (v) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, and (vi) which is imposed on the underlying fee interest in real property subject to a lease.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.

Annex A - 7

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any stock transfer, real estate transfer, controlling interest transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

Annex A - 8

EXHIBIT A

VOTING AGREEMENT

[See Attached]

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2023 by and between Broadmark Realty Capital Inc., a Maryland corporation (the “Company”), and Waterfall Management, LLC, a Delaware limited liability company (the “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, Ready Capital Corporation, a Maryland corporation (“Parent”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) the merger of the Company with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”) and (ii) the issuance of shares of Parent Common Stock pursuant to the Merger Agreement (the “Parent Stock Issuance”).

WHEREAS, the Stockholder is the General Partner of Holdings (as defined on Schedule A) and in such capacity has the authority provided to it pursuant to the Limited Partnership Agreement (as defined on Schedule A) to vote that number of shares of Parent Common Stock set forth below the Stockholder’s name on the signature page to this Agreement.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as in effect as of the date hereof). For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)            “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Time, (iii) the termination of this Agreement by mutual written consent of the parties, (iv) the time that the Parent Board has effected a Parent Change of Recommendation, (v) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that increases the Exchange Ratio (other than pursuant to Section 3.1(c) of the Agreement) or (vi) the one year anniversary of the date hereof.

(b)            “Shares” shall mean all equity securities and equity interests of Parent owned by Holdings (as defined on Schedule A) the Stockholder has the authority to vote pursuant to the Limited Partnership Agreement (as defined on Schedule A) on the record date for the meeting of Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval.

(c)            “Transfer” shall mean, with respect to a Share, to (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift), (ii) enter into any contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.

2.            Transfer of Shares.

(a)            Transfer Restrictions. From the date of this Agreement until the Expiration Date, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares or any of Holdings rights to acquire any equity securities or equity interests of Parent, or enter into any contract (including any option, put, call or similar arrangement) that would prevent the Stockholder from performing its obligations hereunder, except with the Company’s prior written consent and in the Company’s sole discretion. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect. Notwithstanding the foregoing, the Stockholder may Transfer the Shares (which shall continue to be subject to all of the restrictions, liabilities and rights under this Agreement) to any of its Affiliates without the Company’s prior written consent; provided that the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) agrees in writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms and conditions of this Agreement.

(b)            Involuntary Transfer. If any involuntary Transfer of any Shares shall occur, the transferee shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

(c)            Transfer of Voting Rights. From the date hereof until the termination of this Agreement pursuant to Section 11, the Stockholder (solely in the Stockholder’s capacity as General Partner of Holdings) shall not (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Shares, with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of the Shares into a voting trust (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).

(d)            Acquisition of Shares. In the event that the Stockholder acquires Shares (or any right or interest therein) after the execution of this Agreement, the Stockholder shall promptly deliver to the Company a written notice indicating the number of such Shares (or right or interest therein) acquired or received.

(e)            Notwithstanding anything herein to the contrary, nothing herein shall restrict or prevent the Stockholder from complying with the terms of, or performing its obligations under, the Limited Partnership Agreement. The Stockholder shall take any and all action necessary under the terms of the Limited Partnership Agreement to allow the Stockholder to take the actions contemplated by this Agreement.

3.            Agreement to Vote Shares; Support.

(a)            From the date hereof until the termination of this Agreement pursuant to Section 11, at any meeting of the stockholders of Parent called with respect to the following matters or at which any of the following matters are acted upon, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent, the Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then owned by such Stockholder and entitled to vote or act by written consent:

(i)            in favor of the Parent Stock Issuance;

(ii)            against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger, the Parent Stock Issuance or any Parent Competing Proposal; and

(iii)            against any of the following actions, proposals or agreements (other than those actions that relate to the Merger, the Parent Stock Issuance and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving Parent or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Parent or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent or any of its Subsidiaries, (D) any material change in the capitalization of Parent or any of its Subsidiaries, or the corporate structure, articles of incorporation or bylaws of Parent or any of its Subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of Parent under the Merger Agreement or (y) prevent or materially delay or adversely affect in the good faith determination of the Stockholder the consummation of the Merger or the Parent Stock Issuance.

(b)            The Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) shall retain at all times its existing right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those already existing or as set forth in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii) that are, from the date hereof until the termination of this Agreement pursuant to Section 11, at any time or from time to time presented for consideration to Parent’s stockholders generally, subject to the terms of this Agreement.

(c)            In the event that a meeting of the stockholders of Parent is held, the Stockholder shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(d)            The Stockholder shall not enter into any commitment, agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3 or Section 4.

4.            No Adverse Act. The Stockholder agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, without the prior written consent of the Company in its sole discretion, (a) enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Shares or any interest therein or (b) take or permit any other action that would materially (i) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or (ii) otherwise materially restrict, limit or interfere with the performance of this Agreement, or the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing its rights under this Agreement.

5.            Manager; Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or any Affiliate, Representative or designee of the Stockholder) (a) in its capacity as a manager of Parent or any of its Subsidiaries, or (b) in any of their capacities as a director or officer of Parent or any of its Subsidiaries, from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his or her fiduciary duties), including by voting, in his or her capacity as a manager, director or officer of Parent or any of its Subsidiaries in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as the General Partner of Holdings), including with respect to Section 6.4 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a manager, director or officer of Parent, including with respect to Section 6.4 of the Merger Agreement.

6.            No Solicitation.

(a)            From the date hereof until the termination of this Agreement pursuant to Section 11, the Stockholder shall comply with Section 6.4(a) and Section 6.4(b) of the Merger Agreement as though the Stockholder were a party thereto.

(b)            Notwithstanding Section 6(a) above, the Stockholder may, and may permit its Affiliates and its and their respective Representatives to, participate in discussions and negotiations with any Person making a Parent Competing Proposal (or its Representatives) with respect to such Parent Competing Proposal if Parent is engaging in discussions or negotiations with such Person in accordance with Section 6.4 of the Merger Agreement.

7.            Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)            Power; Binding Agreement. The Stockholder has the requisite power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder. Assuming this Agreement constitutes a valid and binding obligation of the Company and this Agreement has been approved by the Parent Board, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)            No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law that is applicable to the Stockholder or by which any of its assets or properties is subject or bound or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract. The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(c)            Voting Power. Subject to complying with the terms of, and performing its obligations under, the Limited Partnership Agreement, the Stockholder has, and will at the time of the Parent Stockholder Meeting have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(d)            No Ownership. As of the date hereof, neither the Stockholder nor any of its Subsidiaries own any shares of Parent Common Stock other than the Shares owned by Holdings.

(e)            No Finder’s Fees. Other than as disclosed pursuant to the Merger Agreement, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in its capacity as a stockholder of Parent.

(f)            No Litigation. There are no Proceedings pending or, to the knowledge of the Stockholder, threatened against the Stockholder, or any order to which the Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to, in any material respect, impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement.

8.            Disclosure. The Stockholder shall permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document required in connection with the Merger, the Parent Stock Issuance and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in each case after providing the Stockholder with a reasonable opportunity to review and comment thereon. The Stockholder shall not, and shall cause its Affiliates not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for any disclosure required by applicable Law, including revising the Stockholder’s existing 13D (provided that reasonable notice of any such disclosure will be provided to the Company as promptly as reasonably practicable).

9.            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder pursuant to the terms of the Limited Partnership Agreement. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Parent Board with respect to the Shares having a record date prior to the Expiration Date.

10.            Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11.            Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any intentional breach of this Agreement prior to such termination. This Section 11 and Section 1, Section 5, and Section 12 (as applicable) shall survive any termination of this Agreement.

12.            Miscellaneous.

(a)            Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 12(a) shall be void.

(b)            Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(c)            Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

(d)            Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered in person; (ii) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (iii) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (iv) if transmitted by national overnight courier, in each case as addressed as follows:

if to the Company:

Broadmark Realty Capital Inc.

1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
Attention: Nevin Boparai
E-mail: nevin@broadmark.com

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Scott Williams; Jessica Day

Email: swilliams@sidley.com; jessica.day@sidley.com

if to the Stockholder:

Waterfall Asset Management, LLC

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Kenneth Nick, General Counsel & Chief Compliance Officer/Acting Head of Human Resources

Email: KNick@waterfallam.com

with a required copy to (which copy shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: R. Alec Dawson

Email: alec.dawson@morganlewis.com

(e)            No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f)            Governing Law; Venue; Waiver of Jury Trial.

(i)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(ii)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 12(D) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(iii)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12(F).

(g)            Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Stockholder contained herein shall not survive the Expiration Date, other than those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 11.

(h)            Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(i)            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)            Rules of Construction; Interpretation. All references in this Agreement to Sections, subsections and other subdivisions refer to the corresponding Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The headings contained in this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(k)            Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(l)            Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

COMPANY:

BROADMARK REALTY CAPITAL INC.

By:
Name:
Title:

[Signature page to Voting Agreement]

STOCKHOLDER:

WATERFALL MANAGEMENT, LLC

By:
Name:
Title:

Shares as of the date hereof:

[Signature page to Voting Agreement]

Schedule A

Limited Partnership Agreement of Sutherland REIT Holdings, LP (“Holdings”), dated as of November 26, 2013, by and among Waterfall Management, LLC and the limited partners of the Partnership (the “Limited Partnership Agreement”).

EXHIBIT B

COMPANY TAX REPRESENTATION LETTER

[See Attached]

EXHIBIT C

PARENT TAX REPRESENTATION LETTER

[See Attached]

EXHIBIT D

FORM OF PARENT AND MERGER SUB REORGANIZATION OPINION

[See Attached]

EXHIBIT E

FORM OF COMPANY REORGANIZATION OPINION

[See Attached]